Exhibit 99.1

Oil States’ Board of Directors Approves Spin-Off of Civeo Corporation

Record date May 21, 2014; Distribution date May 30, 2014

Civeo Corporation expected to begin “regular-way” trading
on the New York Stock Exchange on June 2, 2014

HOUSTON, May 6, 2014–Oil States International, Inc. (NYSE: OIS) today announced that its Board of Directors has approved the spin-off of its accommodations business, recently named Civeo Corporation, through the distribution of all the shares of Civeo common stock to the holders of Oil States common stock.

The distribution of Civeo shares is expected to occur on May 30, 2014, with Oil States shareholders receiving two shares of Civeo common stock for every one share of Oil States common stock held at the close of business on May 21, 2014, the record date for the distribution. Following the spin-off, Civeo will be an independent, publicly traded company, and Oil States will retain no ownership in Civeo. In connection with the spin-off, Civeo will make a cash distribution of $750.0 million to Oil States; Civeo intends to fund this distribution with cash proceeds from borrowings under its expected $775 million term loan.

"The spin-off of Civeo represents the culmination of a thorough strategic evaluation process and will allow each company to have a more focused business and operational strategy," said Cindy B. Taylor, Oil States' President and Chief Executive Officer. "We have successfully grown the Civeo business over the years, both organically and through acquisitions, and it has become one of the global leaders in providing workforce accommodations. Each company will have sufficient assets and capable management talent to allow both to be operated for the benefit of our shareholders."

Oil States has received a private letter ruling from the Internal Revenue Service to the effect that, among other things, the distribution of Civeo common stock to Oil States stockholders, together with certain related transactions, will qualify as a transaction that is tax-free for U.S. federal income tax purposes. Oil States stockholders should consult their own tax advisors as to the particular tax consequences of the distribution, including potential tax consequences under state, local and non-U.S. tax laws.

No action is required by Oil States stockholders to receive shares of Civeo common stock. Oil States stockholders are not required to pay anything for the new shares nor to surrender any shares of Oil States common stock to participate in the spin-off. Civeo common stock will be issued only by direct registration in book-entry form. An Information Statement containing details regarding the distribution of the Civeo common stock and Civeo’s business and management following the spin-off will be mailed to Oil States stockholders prior to the distribution date.

Beginning on or about May 19, 2014, and through the distribution date on May 30, 2014, it is expected that Oil States’ common stock will trade in two markets on the New York Stock Exchange: a “regular-way” market under the symbol “OIS” on which shares of Oil States common stock will trade with an entitlement to shares of Civeo common stock to be distributed pursuant to the distribution, and an “ex-distribution” market under the symbol “OIS WI” on which shares of Oil States common stock will trade without any entitlement to Civeo common stock. Investors are encouraged to consult with their financial advisers regarding the specific implications of buying or selling Oil States common stock on or before the distribution date.

Civeo common stock is expected to begin trading on a “when-issued” basis on the New York Stock Exchange under the ticker symbol “CVEO WI” (when-issued) on or about May 19, 2014. On June 2, 2014, Civeo common stock is expected to begin trading “regular way” under the symbol “CVEO”.

The completion of the spin-off is subject to the satisfaction or waiver by Oil States of a number of conditions, including (1) the Securities and Exchange Commission declaring effective the Registration Statement on Form 10 for Civeo common stock, (2) Civeo paying a special dividend of $750.0 million to Oil States and (3) certain other conditions described in the Form 10. In addition, Oil States has the right not to complete the spin-off if, at any time prior to the distribution, the Board of Directors of Oil States determines, in its sole discretion, that the spin-off is not in the best interests of Oil States or its stockholders or that market conditions are such that it is not advisable to separate Civeo from Oil States.

Lazard is serving as financial advisor to Oil States, and Vinson & Elkins LLP is serving as its legal advisor.

About Oil States International

Oil States International, Inc. is a market-leading technology-focused oilfield services company and is a top manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the NYSE under the symbol “OIS”. For more information, please visit Oil States International's website at http://www.oilstatesintl.com.

About Civeo Corporation

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently owns a total of seventeen lodges and villages in operation in Canada and Australia, with an aggregate of more than 21,000 rooms. Subsequent to the distribution date, Civeo will be publicly traded on the NYSE under the symbol “CVEO”. For more information, please visit Civeo’s website at http://www.civeo.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry, risks associated with the execution of the spin-off, risks associated with the operation of the two companies as stand-alone entities following the proposed spin-off transaction, and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2013 filed by Oil States with the SEC on February 25, 2014 and the “Risk Factors” section of the amended Registration Statement on Form 10 filed by Civeo Corporation with the SEC on May 6, 2014.

CONTACT: Company Contact:

         Lloyd A. Hajdik

         Oil States International, Inc.

         Senior Vice President and Chief Financial Officer

         713-652-0582

         Patricia Gil

         Oil States International, Inc.

         Investor Relations

         713-470-4860

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